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                                                                    EXHIBIT 10.5

                                   AGREEMENT
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     This Agreement (this "Agreement") is made as of February 27, 1998 by and
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between Pioneer Citizens Bank, a state chartered bank (the "Bank") and Leo V.
Seevers, an individual ("Seevers").

                            Preliminary Statements
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     A.    Seevers is currently employed by the Bank in the position of
Executive Vice-President at the Bank's Reno headquarters location.

     B. Seevers has had a long, outstanding career with the Bank, and has decided to retire. The relationship between Seevers and the Bank is one of mutual respect. Seevers' retirement from the Bank is on the most amicable of terms.

     C. The Bank recognizes that Seevers is a prominent figure in the banking industry and in the general community in Las Vegas and in Reno, Nevada. A competitor of the Bank may approach Seevers and engage Seevers in a capacity that is detrimental to the Bank's business.

     D. The primary purpose of this Agreement is to limit Seevers from competing with the Bank during the three (3) year period commencing on the date when Seevers retires, which will be April 1, 1998, and running through March 30, 2001 (the "Transition Period"). A secondary purpose is to set the terms and conditions of Seevers' acting as a consultant to the Bank if the Bank calls upon Seevers to provide certain consulting and advisory services, and if Seevers agrees to render such services, during the Transition Period.

     In consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   Covenants
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     1.    Non-Competition; Non-Solicitation. Without the prior written
           ---------------------------------
authorization of the Bank, Seevers shall not, directly or indirectly, during the Transition Period:

    (a) own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or consultant, (other than providing Consulting Services to the Bank) or otherwise with or have any financial interest in any entity engaged in the practice of banking within Clark County and Washoe County, Nevada; or

     (b) solicit or contact any employee of the Bank with a view to inducing or encouraging such employee to leave the employ of the Bank for the purpose of being employed by Seevers or any competitor of the Bank; or

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     (c)   solicit any customer of the Bank to relocate his or her accounts to that of a competitor.

     The parties hereto recognize and acknowledge that the geographical and time limitations contained in this Section are reasonable and properly required for the adequate protection of the Bank's interests. The parties further acknowledge that violation of this Section would cause irreparable injury for which there would be no adequate remedy at law, and agree that the Bank shall be entitled to seek injunctive relief against such violation.

     2.    Monetary Consideration.  As a material inducement to enter into this
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Agreement, the Bank shall pay or cause to be paid to Seevers the sum of Three
Hundred Sixty Thousand Dollars ($360,000) for the Transition Period. This amount shall be paid in equal monthly installments payable on the last business day of each month.

     In the event of Seevers' death, the Bank shall continue to pay the Monetary Consideration pursuant to the payment schedule set forth above. The payee shall be determined in accordance with Seevers' operative estate plan, which currently is the Revocable Living Trust Agreement made and executed March 12, 1997 by Seevers and his wife Diane E. Seevers, as Settlors and Trustees.

     In the event the Bank is acquired by another person or entity or is merged into another person or entity and the Bank is not the surviving entity, the unpaid balance of the Monetary Consideration shall become due and payable on the date the merger or acquisition is final.

     3.    Medical Insurance Benefits. As an additional material inducement to
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enter into this Agreement, the Bank shall provide Seevers with medical insurance during the Transition Period which is the same as the medical insurance and coverages Seevers received as an employee prior to his retirement.

     In the event of Seevers' death, the Bank shall continue to provide those dependents of Seevers who were dependents at the time of his death with the same medical insurance during the remainder of the Transition Period.

     4.    Consulting Services. During the Transition Period, the Bank may call
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upon Seevers to perform certain consulting and advisory services for the Bank.
Seevers agrees to perform such services that the Bank and Seevers mutually agree upon. The services may include providing business referrals, assisting the Bank with the retention of its existing customer base, and providing information and assistance with regard to the Bank's past and future lending decisions as well as any other consulting and advisory services ("Consulting Services"). With the exception of expenses addressed in Section 5 of this Agreement, he shall be paid only the Monetary Consideration and Medical Insurance Benefits set forth above for rendering the Consulting Services.

     5.    Expenses with Regard to Consulting Services. Seevers shall be
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reimbursed by the Bank for all reasonable expenses incurred by him in connection with performance of the

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Consulting Services provided that Seevers timely provides the Bank with a reasonable accounting for such expenses.

     6.    Confidential Information. In view of the fact that Seevers has
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obtained and will continue to obtain information regarding the confidential affairs of the Bank and its operations and customers, which is not readily available to the pubic, Seevers agrees, during the Transition Period and thereafter, to keep secret and to retain in the strictest confidence all information in business and financial matters such as costs, profits, and plans for future expansion or development, plans for rendering additional services, methods of operation, and marketing concepts of the Bank, customer lists, customer financial information, as well as employment policies and plans, and any other information relating to the Bank and its operation, business and financial affairs or the financial affairs of its customers (collectively, the "Confidential Matters") and not to disclose the Confidential Matters to anyone outside the Bank, either during the Transition Period or thereafter, except to the extent reasonably required in the course of performing the Consulting Services or with the Bank's express written consent. The covenants, agreements, representations and warranties contained in and made pursuant to this Section shall survive the Transition Period.

     7.    Resignation of Seevers. Concurrently with the execution of this
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Agreement, Seevers shall agree to resign as of April 1, 1998 as an officer and employee of the Bank by executing and delivering to the Bank a resignation in the form set forth on Exhibit "A" attached hereto and made a part hereof.

     8.    Confidentiality of Terms of this Agreement. As an additional material
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inducement to enter into this Agreement, each party covenants and agrees that neither he nor it, nor his or its respective heirs, successors, assigns, agents or representatives shall disclose to anyone, to whom disclosure is not required by law or court order, the terms of this Agreement. The parties agree that each will disclose the following when asked about Seevers' departure from the Bank and/or Seevers' relationship with the Bank after he terminates his employment with the Bank on April 1, 1998: "Seevers will be retiring/retired as of April 1, 1988, and will be/is a consultant for the Bank for a three (3) year period commencing April 1, 1998."

     9.    Arbitration. Except as is provided in Section 1 of this Agreement,
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any dispute between the parties arising out of the terms and conditions of this
Agreement that cannot be promptly settled shall be resolved by final and binding arbitration in Reno, Nevada, in accordance with the then-prevailing Commercial Rules of the American Arbitration Association (the "AAA"). The parties shall select a single arbitrator. The arbitrator shall be required to abide by the provisions of this Agreement and the arbitrator shall not modify or alter same. The arbitrator's award shall be issued within sixty (60) days following submission of the dispute to the AAA. The arbitrator's award shall be unappealable. A judgment upon the award may be entered in any court having jurisdiction of the parties.

     10.   Fees and Costs Regarding Dispute. In any action to enforce the terms
           --------------------------------
and conditions of this Agreement, the prevailing party shall be entitled to recover from the other party his or its reasonable legal fees, costs and other expenses.

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     11.   Governing Law and Venue. This Agreement shall be governed by and
           -----------------------
construed in accordance with the laws of the State of Nevada. Any suit brought hereon shall be brought in the appropriate state or federal court located in Washoe County, Nevada, the parties hereto hereby waiving any claim or defense that such form is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in manner authorized by Nevada law.

     12.   Notices. All notices, requests, demands and other communications
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hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight commercial courier or mailed, by certified mail, return receipt requested, as follows:

     If to the Bank:               Pioneer Citizens Bank
                                   4170 South Maryland Parkway
                                   P. O. Box 2351
                                   Las Vegas, Nevada 89109
                                   Attn: William E. Martin, President and CEO

     If to Seevers:                Leo V. Seevers
                                   3873 Vistacrest Dr
                                   Reno, NV. 89509

or to such other address as to which either party may notify the other as provided herein.

     13.   Binding Effect. This Agreement shall be binding upon, and inure to
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the benefit of, the parties hereto and their respective hears, executors, legal representatives, successors and assigns.

     14.   Enforceability. If any of the provisions in this Agreement, for any
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reason and to any extent, are construed to be invalid or unenforceable, the remainder of this Agreement, and the application of the remaining covenants to other persons or circumstances, shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     15.   Entire Agreement. This Agreement contains the entire agreement
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between the Bank and Seevers with respect to the subject matter hereof. This
Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party or parties against whom any amendment, waiver, change, modification or discharge is sought to be enforced.

     16.   Effect of Other Employment and Severance Agreements. As of April 1,
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1998, this Agreement supercedes and renders null and void any and all other employment and severance agreements and arrangements between Seevers and the Bank, including but not limited to the September 30, 1992 amendment to the severance arrangement between Seevers and the Bank.

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     17.   Counterparts.  This Agreement may be executed in any number of
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counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     18.   Fees and Costs Regarding Negotiation Of This Agreement. The Bank
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shall bear its own legal fees and costs and other expenses, and Seevers'
reasonable legal fees, costs and other expenses, incurred in connection with the negotiation, preparation and execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.


SEEVERS                            BANK
                                   Pioneer Citizens Bank, a state chartered bank


/s/ Leo V. Seevers                 /s/ William E. Martin
______________________________     ______________________________
Leo V. Seevers                     Name:  William E. Martin
                                   Title:  President/CEO

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